Exhibit 3.6

CLAROS MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Claros Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, upon the Effective Time (as defined below), every two shares of Common Stock, $0.01 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, $0.02 par value per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m., Eastern Time, on October 6, 2021 (the “Effective Time”).

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 6th day of October, 2021.

ATTEST:			CLAROS MORTGAGE TRUST, INC.

By:	/s/ J.D. Siegel	By:	/s/ J. Michael McGillis
	Name: J.D. Siegel		Name: J. Michael McGillis
	Title: Secretary		Title: President